[LETTERHEAD OF BINGHAM MCCUTCHEN]

January 18, 2013

CNI Charter Funds
400 North Roxbury Drive
Beverly Hills, California 90210

Ladies and Gentlemen:

We have acted as counsel to CNI Charter Funds, a Delaware statutory trust (the “Trust”), in its individual capacity, and on behalf of each of its series listed on Exhibit A hereto, (each, an “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about January 7, 2013 (the “Registration Statement”), with respect to each Acquiring Fund’s Class N Shares of beneficial interest (the “Shares”) to be issued in exchange for the assets and liabilities of the corresponding series of Rochdale Investment Trust, a Delaware statutory trust, listed on Exhibit A, as described in the Registration Statement (the “Reorganizations”).  You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)           A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)           A copy, certified by the Secretary of State of the State of Delaware, dated as of a recent date, of the Trust’s Certificate of Trust, dated October 28, 1996, as amended on February 11, 1998 and April 27, 1999, filed with the Secretary of State of the State of Delaware (the “Certificate of Trust”);

(c)           A certificate executed by the Vice President of the Trust, certifying as to, and attaching copies of, the Trust’s Agreement and Declaration of Trust, as amended (the “Declaration”), the Trust’s Amended and Restated By-Laws (the “By-Laws”), and the resolutions adopted by the Trustees of the Trust at a meeting held on December 4, 2012, authorizing the Reorganizations and the issuance of the Shares on behalf of each Acquiring Fund (the “Resolutions”);

(d)           A printer’s proof, received on January 7, 2013, of the Registration Statement; and

(e)           A copy of the form of the Agreement and Plan of Reorganization to be entered into by the Trust, on behalf of each Acquiring Fund (the “Agreement”).

CNI Charter Funds
January 18, 2013

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above, and that the Agreement will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We have also assumed for the purposes of this opinion that the Declaration, the Certificate of Trust, the Resolutions and the Agreement will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware.  No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and to the further assumptions and limitations hereinafter set forth, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Registration Statement, and the Resolutions and for the consideration described in the Agreement, will be validly issued, fully paid and nonassessable.

CNI Charter Funds
January 18, 2013

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

BINGHAM McCUTCHEN LLP

Exhibit A

Acquired Fund/Class	Acquiring Fund/Class
Rochdale Dividend & Income Portfolio	CNI Dividend & Income Fund
Rochdale Dividend & Income Portfolio Shares	Class N Shares

Rochdale Intermediate Fixed Income Portfolio	CNI Intermediate Fixed Income Fund
Rochdale Intermediate Fixed Income Portfolio Shares	Class N Shares

Rochdale Fixed Income Opportunities Portfolio	CNI Fixed Income Opportunities Fund
Rochdale Fixed Income Opportunities Portfolio Shares	Class N Shares

Rochdale Emerging Markets Portfolio	CNI Emerging Markets Fund
Rochdale Emerging Markets Portfolio Shares	Class N Shares